Exhibit 5.1

Watson, Farley & Williams (New York) LLP
1133 Avenue of the Americas
New York, New York 10036

Tel (212) 922 2200

Fax (212) 922 1512
May 13, 2011

Teekay LNG Partners L.P.
4th Floor, Belvedere Building
69 Pitts Bay Road
Hamilton HM 08
Bermuda

Registration Statement on Form F-3 — Exhibit 5.1 Opinion

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for Teekay LNG Partners L.P., a Marshall Islands limited partnership (the “Company”), in connection with the Company’s registration statement on Form F-3 (together with any amendments through the date of its effectiveness, the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, with respect to the registration of the sale from time to time of up to $750,000,000 aggregate offering price (or any such further aggregate offering price as may be registered pursuant to Rule 462(b)) of common units (the “Common Units”) representing limited partnership interests in the Company.

In rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following:

(i)	the Registration Statement and the prospectus included therein (the “Base Prospectus”); and

(ii)	such other papers, documents, agreements and certificates of public officials and representatives of the Company as we have deemed relevant and necessary as the basis for the opinion hereafter expressed.

In such examination, we have assumed (i) the legal capacity of each natural person, (ii) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (iv) that there have been no undisclosed modifications, either written, verbal or otherwise, of any provision of any document reviewed by us in connection with the rendering of the opinion set forth herein, (v) the completeness of each document submitted to us and (vi) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us.

In rendering this opinion, we have also assumed that:

(a)	a supplement to the Base Prospectus (a “Prospectus Supplement”) shall have been prepared and filed with the Commission describing the Common Units offered thereby;

(b)	a definitive purchase, underwriting or similar agreement (an “Underwriting Agreement”) with respect to any Common Units offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; and

(c)	the Common Units shall be issued and sold in compliance with (i) the Securities Act, (ii) all other applicable U.S. federal and state securities and other laws, and (iii) the terms, conditions and restrictions set forth in the Registration Statement, the Base Prospectus, and the applicable Prospectus Supplement, the Underwriting Agreement and all of the instruments and other documents relating thereto or executed in connection therewith.

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Watson, Farley & Williams (New York) LLP is a limited liability partnership registered in England and Wales with registered number OC312253. It is regulated by the Solicitors Regulation Authority and its members are solicitors or registered foreign lawyers. A list of members of Watson, Farley & Williams (New York) LLP and their professional qualifications is open to inspection at the above address. Any reference to a ‘partner’ means a member of Watson, Farley & Williams (New York) LLP, or a member or partner in an affiliated undertaking, or an employee or consultant with equivalent standing and qualification.

Watson, Farley & Williams (New York) LLP or an affiliated undertaking has an office in each of the cities listed above.

Teekay LNG Partners L.P.
May 13, 2011

As to matters of fact material to this opinion that have not been independently established, we have relied upon the aforesaid certificates. We have not independently verified the facts so relied on.

This opinion letter is limited to Marshall Islands Law. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the facts as set forth in the Registration Statement and the Base Prospectus, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Common Units are issued and delivered against payment therefor in accordance with the terms of the Registration Statement, the Base Prospectus, the applicable Prospectus Supplement and the applicable Underwriting Agreement, the Common Units will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm in the Registration Statement and the Base Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson, Farley & Williams (New York) LLP